Exhibit 4.C.3

                                 AMENDMENT NO. 2
                                     TO THE
                              AMENDED AND RESTATED
                                RIGHTS AGREEMENT

     THIS AMENDMENT NO. 2 TO RIGHTS AGREEMENT (this "Amendment") is dated as of March 2, 2001, and is being entered into between The FINOVA Group Inc., a Delaware corporation (the "Company"), and Harris Trust & Savings Bank, N.A., as the rights agent (the "Rights Agent"), at the direction of the Company.

                                    RECITALS

     WHEREAS, the Company and the Rights Agent are parties to that certain Rights Agreement, dated as of February 15, 1992, as amended and restated as of September 14, 1995, between the Company and Bank One, Arizona, N.A. (succeeded by Harris Trust & Savings Bank, N.A.), as Rights Agent, as amended by Amendment No. 1 dated as of December 20, 2000 (the "Rights Agreement");

     WHEREAS, the Company and FINOVA Capital Corporation, a Delaware corporation, entered into a Commitment Letter with Berkadia LLC, a Delaware limited liability company ("Berkadia"), Berkshire Hathaway, Inc., a Delaware corporation ("Berkshire"), and Leucadia National Corporation, a New York corporation ("Leucadia"), for a $6,000,000,000 senior secured credit facility (the "Facility") dated as of February 26, 2001 (the "Commitment Letter");

     WHEREAS, pursuant to the transactions contemplated by the Commitment Letter, the Company will, subject to the terms and conditions set forth therein, issue to Berkadia shares of common stock of the Company, par value $0.01 per share ("Common Shares"), in a number equal to 51% of the outstanding shares of Common Stock on a fully diluted basis on the date of issuance;

     WHEREAS, the Company, Berkadia, Berkshire, and Leucadia desire that neither the execution or delivery of the Commitment Letter nor the issuance of Common Shares as contemplated by the Commitment Letter will cause (i) the rights issued pursuant to the Rights Agreement to become exercisable, (ii) any of Berkadia, Berkshire or Leucadia to be deemed an "Acquiring Person" or (iii) the "Distribution Date" to occur upon any such event.

     WHEREAS, on February 26, 2001, the Board of Diretors of the Company resolved to amend the Rights Agreement as set forth herein.

     WHEREAS, the Company desires to enter into this Amendment to amend, restate or add to the sections of the Rights Agreement as set forth herein; and

     WHEREAS, pursuant to Section 27 of the Rights Agreement, the Rights Agreement may be amended in writing and upon execution by the Company and, at the direction of the Company, upon execution by the Rights Agent.

     NOW, THEREFORE, for good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties agree as follows:

1. The first sentence of Section 1(a) of the Rights Agreement is hereby amended and restated in its entirety and is replaced by the following sentence:

     "Acquiring Person" shall mean any Person (as such term is hereinafter defined) who or which, together with all Affiliates and Associates (as such terms are hereinafter defined) of such Person, shall be the Beneficial Owner (as such term is hereinafter defined) of 20% or more of the Common Shares of the Company then outstanding, but shall not include The Dial Corp, the Company, any Subsidiary (as such term is hereinafter defined) of the Company, any employee benefit plan of the Company or any Subsidiary of the Company, or any entity holding Common Shares for or pursuant to the terms of any such plan; provided, however, that any of Berkadia, Berkshire and Leucadia shall not be an Acquiring Person as a result of the execution and delivery by the Company and Berkadia, Berkshire and Leucadia of the Commitment Letter, the consummation of the transactions contemplated by the Commitment Letter, or the issuance of Common Shares in accordance with the terms of the Commitment Letter.

2. The following definitions are added to Section 1 of the Agreement as follows, and the existing definitions are hereby amended to redesignate them in alphabetic order:

     (i) "Berkadia" shall mean Berkadia LLC, a Delaware limited liability company.

     (j) "Commitment Letter" shall mean the Commitment Letter dated as of February 26, 2001, among the Company, FINOVA Capital Corporation, Berkadia, Berkshire and Leucadia, as the same may be amended from time to time prior to the issuance of the Common Shares contemplated thereby.

     (n) "Berkshire" shall mean Berkshire Hathaway Inc., a Delaware corporation.

     (o) "Leucadia" shall mean Leucadia National Corporation, a New York corporation.

3. Any other amendments to the Rights Agreement necessary to implement the intention of the parties that the execution and delivery of the Commitment Letter, the consummation of the transactions contemplated thereby and the issuance of Common Shares in accordance therewith will not cause (i) the rights issued pursuant to the Rights Agreement to become exercisable, (ii) any of Berkshire, Leucadia, or Berkadia to be deemed an "Acquiring Person" or (iii) the "Distribution Date" to occur upon any such, event are hereby incorporated into the terms of this Amendment.

4. Each of the parties hereto agrees to use reasonable efforts to take, or cause to be taken, all action and to do, or cause to be done, all things necessary, proper or advisable under applicable laws to consummate and make effective this Amendment.

5. Except as modified herein, the Rights Agreement is affirmed by the parties hereto in its entirety and shall remain in full force and effect.

6. This Amendment shall be effective as of February 26, 2001. If the Commitment Letter is terminated, this Amendment will be void and shall have no effect.

7. This Amendment may be executed in two or more counterparts, each of which shall be an original and all of which, taken together, shall be deemed to be one and the same instrument.

8. If any term, provision, covenant or restriction of this Amendment is held by a court of competent jurisdiction or other authority to be invalid, void or unenforceable, the remainder of the terms, provisions, covenants and restrictions of this Amendment shall remain in full force and effect and shall in no way be affected, impaired or invalidated.

9. This Amendment shall be deemed to be a contract made under the laws of the State of Delaware and for all purposes shall be governed by and construed in accordance with the laws of such State applicable to contracts to be made and performed entirely within such State.


                            [SIGNATURE PAGE FOLLOWS]

     IN WITNESS WHEREOF, the parties have caused this Amendment No. 2 to the Rights Agreement to be duly executed and delivered by their authorized representatives as of the date first written above.



        THE COMPANY:                   THE FINOVA GROUP INC.



                                       By: /s/ William J. Hallinan
                                           -------------------------------------
                                           Name:  William J. Hallinan
                                           Title:  Senior Vice President,
                                                   General Counsel and Secretary



        THE RIGHTS AGENT:                  HARRIS TRUST & SAVINGS BANK, NA



                                       By: /s/ Martin J. McHale
                                           -------------------------------------
                                           Name:  Martin J. McCale
                                           Title:  Vice President